Exhibit 16.1
December 22, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of Resolute Energy Corporation’s Form 8-K dated December 22, 2009, and have the following comments:
1)	We agree with the statements made in the first, third, fourth and fifth paragraphs.

2)	We have no basis on which to agree or disagree with the statements made in the second paragraph.
Yours truly,
/s/ Deloitte & Touche LLP